Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 (this “Amendment”) dated as of August 30, 2012 to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 22, 2012, by and among DigitalGlobe, Inc., a Delaware corporation (“DigitalGlobe”), 20/20 Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), WorldView, LLC, a Delaware limited liability company (“Merger Sub 2”), and GeoEye, Inc., a Delaware corporation (“GeoEye”).

W I T N E S S E T H:

WHEREAS, Section 8.03 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein and the parties hereto desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Amendment, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions; References. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement. Each reference to “hereof,” “herein” and “hereunder” and words of similar import when used in the Merger Agreement shall, from and after the date hereof, refer to the Merger Agreement, as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement, as amended hereby, shall in all instances continue to refer to July 22, 2012, and references to “the date hereof” and “the date of this Agreement” shall continue to refer to July 22, 2012.

ARTICLE II

AMENDMENT TO MERGER AGREEMENT

SECTION 2.01. Amendment to Section 3.04(a). Section 3.04(a) of the Merger Agreement is hereby amended as follows:

1. The definition of “Share Issuance” in Section 3.04(a)(i) is amended to only refer to the issuance of DigitalGlobe Common Stock in the Merger.

2. All references in Section 3.04 to the GeoEye Stock Plan Assumption are hereby deleted.

ARTICLE III

GENERAL PROVISIONS

SECTION 3.01. No Further Amendment. Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect.

SECTION 3.02. Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

IN WITNESS WHEREOF, DigitalGlobe, Merger Sub, Merger Sub 2 and GeoEye have duly executed this Amendment, each as of the date first written above.

DIGITALGLOBE, INC.

By:	/s/ Jeffrey R. Tarr
Name: Jeffrey R. Tarr
Title: President & Chief Executive Officer

20/20 ACQUISITION SUB, INC.

By:	/s/ Jeffrey R. Tarr
Name: Jeffrey R. Tarr
Title: President

WORLDVIEW, LLC

By:	/s/ Jeffrey R. Tarr
Name: Jeffrey R. Tarr
Title: President

GEOEYE, INC.

By:	/s/ Matthew M. O’Connell
Name: Matthew M. O’Connell
Title: President & Chief Executive Officer